                           Dated                 1998
                         ------------------------------


               (1) JONATHAN ROY HOLMES, PETER McGARVEY AND OTHERS

                          (2) THE MARQUEE GROUP, INC.

                       (3) THE MARQUEE GROUP (UK) LIMITED



                        --------------------------------
                            SHARE PURCHASE AGREEMENT
                          FOR THE SALE AND PURCHASE OF
                        ALL THE ISSUED SHARE CAPITAL OF
                            PARK ASSOCIATES LIMITED
                        --------------------------------



                                  BIRD & BIRD
                                 90 FETTER LANE
                                LONDON EC4A 1JP

                               Tel:0171 415 6000
                               Fax:0171 415 6111
                             ref:CMC/RMD/MARQU/002

                                    CONTENTS



1      DEFINITIONS AND INTERPRETATION...................................  2

2      SALE OF THE SHARES...............................................  7

3      CONSIDERATION....................................................  8

4      COMPLETION.......................................................  9

5      COMPLETION NET ASSET STATEMENT................................... 12

6      REPRESENTATIONS AND WARRANTIES................................... 14

7      CONFIDENTIALITY.................................................. 19

8      PROTECTIVE COVENANTS............................................. 20

9      ANNOUNCEMENTS.................................................... 21

10     NOTICES AND RECEIPTS............................................. 21

11     RESOLUTIONS AND WAIVERS.......................................... 22

12     GENERAL.......................................................... 22

13     WHOLE AGREEMENT.................................................. 23

14     GOVERNING LAW.................................................... 23

15     PURCHASERS' WARRANTIES AND COVENANT.............................. 23

SCHEDULE 1
THE SELLERS, THEIR SHAREHOLDINGS AND CONSIDERATION...................... 26


SCHEDULE 2
PARTICULARS OF THE COMPANY.............................................. 28


SCHEDULE 3
DETAILS OF LEASE........................................................ 29


SCHEDULE 4
THE WARRANTIES.......................................................... 30

SCHEDULE 5
PROPERTY LICENCE........................................................ 58

THIS AGREEMENT is made on the       day of                                 1998


BETWEEN

(1) THE PERSONS WHOSE NAMES AND ADDRESSES ARE SHOWN IN SCHEDULE 1 (each a "SELLER" and together the "SELLERS");

(2) THE MARQUEE GROUP, INC. a company incorporated under the laws of the state of Delaware, the principal office of which is at 888 Seventh Avenue, New York, NY 10019, USA ("MARQUEE INC.");

(3) MARQUEE GROUP (UK) LIMITED, a company incorporated under the laws of England & Wales with company number 3584251 and whose registered office is at 90 Fetter Lane, London EC4A 1JP ("MARQUEE UK").

RECITALS


(A) Park Associates Limited (the "COMPANY") (certain particulars of which are set out in Schedule 2) is a private company limited by shares incorporated in England and Wales on 11 November 1980 under the Companies Acts 1948 to 1976 having an authorised capital of pounds sterling 1,000,000 divided into 994,590 "C" ordinary shares, 3,400 "D" ordinary shares and 510 "E" ordinary shares, all of pounds sterling 1 each and 1200 "F" ordinary shares, 1200 "H" ordinary shares, 300 "G" ordinary shares and 300 "J" ordinary shares of 5Op each, of which 45,900 "C" ordinary shares, 3,400 "D" ordinary shares, 510 "E" ordinary shares, 1200 "F" ordinary shares, 1200 "H" ordinary shares, 300 "G" ordinary shares and 300 "J" ordinary shares have been issued fully paid or credited as fully paid (the "SHARES").

(B) The Sellers are the registered holders and (except in the case of the Shares held by the Trustees) the beneficial owners of the Shares set opposite their respective names in Schedule 1.

(C) Marquee (UK) is a wholly owned subsidiary of Marquee Inc. (together the "PURCHASERS" and "PURCHASER" shall be construed accordingly).

(D) The Sellers wish to sell and, in reliance upon the representations, warranties, and undertakings set out in this Agreement, the Purchasers are willing to purchase all the issued share capital of the Company on the terms and subject to the conditions set out in this Agreement.

OPERATIVE PROVISIONS


1      DEFINITIONS AND INTERPRETATION

1.1    In this Agreement and the Schedules

       "ACCOUNTS" means all or any one of the audited balance sheet of the Company as at the Accounts Date and the audited profit and loss account of the Company for the financial period ended on the Accounts Date and the notes to such accounts and the directors reports and the other documents required by law to be annexed thereto;

       "ACCOUNTS DATE" means 31 December 1997;

       "ANNIVERSARY DATES" means the first, the second, the third, the fourth and the fifth anniversary of the Effective Date;

       "AGREED TERMS" means terms contained in a form which has been agreed and initialled by or on behalf of the parties for the purpose of identification immediately prior to the signing of this Agreement;

       "BUSINESS DAY" means Monday to Friday inclusive but excluding any day which is a bank or public holiday in the country concerned;

       "CASH CONSIDERATION" means that part of the consideration for the sale of the Shares as is payable in cash under Clause 3:

       "CHANGE OF CONTROL" means the change of control (as defined in Section 840 Taxes Act 1988) of Marquee Inc. (other than as a result of the acquisition of shares in Marquee Inc. by SFX Entertainment Inc.) and as a result of such change of control, Mr. Robert Gutowski ceasing to be President and Chief Executive Officer of Marquee Inc. (whether immediately on change of control or subsequently);

       "COMMON STOCK" means the shares of no par value in the Common Stock of Marquee Inc. quoted on the American Stock Exchange;

       "COMPLETION" means completion of the sale and purchase of the Shares in accordance with Clause 4;

       "COMPLETION DATE" means the date on which Completion takes place;

       "COMPLETION NET ASSET STATEMENT" means the statement of the Net Assets as at the Effective Date to be prepared in accordance with Clause 5;

       "CONSIDERATION" means the Cash Consideration, the Loan Notes and the Consideration Shares;

       "CONSIDERATION SHARES" means the Initial Consideration Shares and the Deferred Consideration Shares;

       "CONSULTANCY AGREEMENT" means a five year consultancy agreement in agreed terms to be entered into between the Company and Peter McGarvey;

       "DEFERRED CONSIDERATION SHARES" means the Common Stock of Marquee Inc. to be issued to the Sellers in accordance with the provisions of Clause
       3.3 and ranking pari passu with the existing Common Stock of Marquee Inc. at the date of issue;

       "DISCLOSURE LETTER" means the letter from the Warrantors to the Purchasers of the Effective Date and which has been delivered to the Purchasers prior to the signing of this Agreement;

       "EFFECTIVE DATE" means 1 July 1998;

       "HOLDING COMPANY" has the meaning given to it in Section 736 and 736A of the Companies Act 1985;

       "INITIAL CONSIDERATION SHARES" means the Common Stock of Marquee Inc. to be issued by Marquee Inc. at Completion pursuant to Clause 3.2(a) and ranking pari passu with the existing Common Stock of Marquee Inc. at the date of issue;

       "INSOLVENCY ACT" means the Insolvency Act 1986;

       "ISSUE PRICE" means the average closing price of shares of Common Stock as printed in the eastern edition of the Wall Street Journal over the 20 trading days ending three days prior to the Effective Date or the relevant Anniversary Date, as appropriate (provided that no account shall be taken of any trading day in respect of which the said edition is not published) as converted to Pounds Sterling by the application of the average spot rate of exchange for the purchase of Pounds Sterling with US Dollars, as published by the eastern edition of the Wall Street Journal at the close of business on the twenty business days ending three days prior to the Effective Date or the relevant Anniversary Date, as appropriate (provided that no account shall be taken of any business day in respect of which the said eastern edition of the Wall Street Journal is not published);

       "INTELLECTUAL PROPERTY RIGHTS" means all and any patents, trademarks, service marks, trade names, registered designs, unregistered design rights, copyrights and rights in confidential information, and all and any other intellectual property rights, whether registered or unregistered, and including all applications and rights to apply for any of the same;

       "LEASE" means the leasehold interest details of which are set out in
       Schedule 3;

       "LOAN NOTES" means the series of pounds sterling 800,000 nominal unsecured loan notes of Marquee Inc. in the agreed terms;

       "MARQUEE INC. SHARES" means those of the Shares as set out in Part B of
       Schedule 1 to be purchased by Marquee Inc. pursuant to the terms of this Agreement;

       "MARQUEE INC.'S STOCKBROKERS" means Continental Stock Transfer & Trust Company;

       "MARQUEE UK SHARES" means those of the Shares as set out in Part A of
       Schedule 1 to be purchased by Marquee UK pursuant to the terms of this Agreement;

       "NET ASSETS" means the total current assets of the Company less the total current liabilities of the Company at 12.01 am on the Effective Date;

       "PARTIES" means the parties to this Agreement;

       "PERSONAL GUARANTEES" means both (i) the Specific Counter Indemnity entered into by Struan Marshall and Peter McGarvey on 24 October 1996 in Coutts & Co's standard form and the Charge over Credit Balance entered into by Peter McGarvey on 24 October 1996 in consideration of Coutts & Co executing a guarantee of CHF 200,000 and (ii) a Second Legal mortgage over the property known as Westhorpe Lodge, Westhorpe, Southwell, Nottinghamshire entered into by Jon Holmes and Mrs. M Holmes limited to the sum of pounds sterling 135,000 and a Specific Counter Indemnity entered into by Jon Holmes in Coutts & Co's standard form in consideration of Coutts & Co executing a guarantee of CHF 200,000, each of Coutts & Co's guarantees relating to the guarantees provided by Swiss Bank Corporation for CHF 200,000 in favour of Federation Internationale de Football Association ("FIFA") in relation to the FIFA Licenses granted to Struan Marshall and Jon Holmes.

       "PROPERTY LICENCE" means a licence to be granted to the Company by Peter McGarvey and Mrs M. Holmes in respect of the property known as 6 George Street, Nottingham, a copy of which is set out in Schedule 5.

       "PURCHASERS' ACCOUNTANTS" means Ernst & Young;

       "PURCHASERS' SOLICITORS" means Bird & Bird, 90 Fetter Lane, London EC4A 1JP;

       "SELLERS' ACCOUNTANTS" means Grant Thornton of 30 Hounds Gate Nottingham NG1 7DH;

       "SELLERS' SOLICITORS" means Freeth Cartwright Hunt Dickins, 29 Upper Parliament Street, Nottingham NG1 2AQ;

       "SERVICE AGREEMENT" means the service agreement in the agreed terms to be entered into between the Company and Jon Holmes;

       "TAX" shall have the meaning ascribed to it in the Tax Deed;

       "TAXES ACT 1988" means the Income and Corporation Taxes Act 1988;

       "TAX DEED" means the deed in relation to tax in the agreed terms;

       "TAXATION WARRANTIES" means each and every warranty contained in Section [D] of Schedule 4;

       "TRUSTEES" means Jonathon Roy Holmes and Margaret Holmes as trustees of The Jon Holmes Discretionary Settlement 1998;

       "UNTRADEABLE SHARES" means any Initial Consideration Shares or any issued Deferred Consideration Shares which remain subject to the restrictions of Clause 3.7;

       "WARRANTIES" means all and any of the representations, warranties and undertakings referred to in Clause 6 and Schedule 4; and

       "WARRANTORS" means J. R Holmes and P. McGarvey.


1.2 References in this Agreement to any statutory provisions shall be construed as references to those provisions as respectively amended, consolidated or re-enacted (whether before or after the Effective Date) from time to time and shall include any provisions of which they are consolidations or re-enactments (whether with or without amendment) except to the extent that any amendment, consolidation or re-enactment made after the Effective Date creates or increases the liability of the parties under this Agreement or the Tax Deed.

1.3 Where any Warranty is qualified by the expression "so far as the Warrantors are aware" or "to the best of the Warrantors knowledge information and belief" or any similar expression that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry unless stated otherwise. For the purposes of establishing whether due and careful enquiry has been made the Warrantors shall be deemed to have given the relevant matter due and careful thought and to have taken appropriate advice from, and made proper enquiries of, the other Sellers, the Company's auditors, tax advisors, insurance brokers, legal advisors and employees but otherwise they shall not be under any obligation to have taken specialist advice or to have employed or consulted any third parties.

1.4 The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

1.5    In this Agreement:-

       (a) the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa;

       (b) references to persons shall include bodies corporate, unincorporated associations and partnerships;

       (c) any headings or side notes or, in the case of any legislation specifically referred to, the inclusion in parentheses of the title to the relevant Part, Section, Schedule or paragraph contained in such legislation are for the sake of convenience only and shall not affect the construction of this Agreement; and

       (d) references to any party include a reference to the estate, personal representative, successor, or permitted assigns of that party; and

       (e) a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act 1988.

1.6 Except where the contrary is stated, any reference in this Agreement to a Clause or Schedule is to a Clause or Schedule of this Agreement, and any reference within a Clause or Schedule to a sub-clause, paragraph or other sub-division is a reference to such sub-clause, paragraph or other sub-division so numbered or lettered in that Clause or Schedule.

1.7    In construing this Agreement

       (a) the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

       (b) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general terms.

1.8 All obligations and liabilities under this Agreement or the Tax Deed of either of the Purchasers shall be joint and several.

2      SALE OF THE SHARES

2.1 Each of the Sellers shall sell with full title guarantee (except for the Trustees who shall sell with limited title guarantee) those of the Shares set out opposite his name in Schedule 1 and the Purchasers relying on the representations, warranties and undertakings of and indemnities by the Sellers set out in this Agreement shall purchase the Shares on the terms of this Agreement free from all claims, liens charges encumbrances and equities and together with all rights attaching or accruing to them.

2.2 Each of the Sellers severally covenants with the Purchasers that save as accurately and fairly disclosed in the Disclosure Letter:

       (a) he has the right to sell and transfer the full legal and beneficial interest in the Shares set out opposite his name in Part A and/or Part B Schedule 1 (as appropriate) to the Purchasers on the terms set out in this Agreement; and

       (b) on or after Completion he will, at his own cost and expense, execute and do (or procure to be executed and done by any necessary party) all such deeds, documents, acts and things as either of the Purchasers may from time to time reasonably require in order to vest any of the Shares set opposite his name in Part A or Part B of Schedule 1 (as appropriate) in the relevant Purchaser or its assignee or as otherwise may be necessary to give full effect to this Agreement; and

       (c) he has the requisite power and authority to enter into and perform this Agreement and (as appropriate) the Tax Deed and such entry and performance will not breach, violate, infringe or otherwise affect the rights of any person;

       (d) this Agreement and (if appropriate) the Tax Deed will, when executed, constitute binding obligations on him in accordance with their respective provisions;

       (e) the execution and delivery of, and performance by him of his obligations under, this Agreement and (if appropriate) the Tax Deed will not constitute a default under any instrument or arrangement binding on him or otherwise to which he is a party or result in a breach of any order,judgment or decree of any court or governmental agency to which he is a party or by which he is bound;

       (f) neither he nor any person connected with him has any interest, directly or indirectly, in any business that has a close trading relationship with or is or is likely to be competitive with the business of the Company or in any asset which within the two years preceding the date of this Agreement has been acquired or disposed of by or leased to the Company;

       (g) there is no option, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance over or affecting any of the Shares set out opposite his name in either Part A or Part B of Schedule 1 nor is there any commitment to create or to give any of the foregoing and no person has claimed to be entitled to any of the foregoing.

2.3 Each of the Sellers hereby waives any rights of pre-emption conferred upon him by the Articles of Association of the Company or in any other way in respect of the Shares.

2.4 The parties shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously in accordance with this Agreement.

3      CONSIDERATION

3.1 The consideration for the sale of the Marquee UK Shares to Marquee UK shall be pounds sterling 1,600,000 and shall consist of the sum of pounds sterling 1,600,000 payable in cash on Completion (the "Cash Consideration") and shall be satisfied by the payment by Marquee UK to the Sellers of the cash amounts as set out in Part A of Schedule 1;

3.2    The consideration for the sale of the Marquee Inc. Shares to Marquee
       Inc. shall be
       pounds sterling 1,400,000, subject to any adjustment pursuant to Clause 5 and shall consist of:

       (a) the sum of pounds sterling 400,000 which shall be satisfied by the allotment and issue as fully paid and non-assessable by Marquee Inc. to the Sellers of such number of Initial Consideration
              Shares which, at the Issue Price, have a value of pounds sterling 400,000 in aggregate;

       (b) the sum of pounds sterling 800,000 which shall be satisfied by the allotment by Marquee Inc. to the Sellers of the Loan Notes;

       (c) the sum of pounds sterling 200,000 which shall be satisfied by the allotment and issue as fully paid and non-assessable by Marquee Inc. to the Sellers of the Deferred Consideration Shares in accordance with the provisions of Clause 3.4.

3.3 The Sellers shall be entitled to the Consideration in the proportions shown in Parts A and B of Schedule 1.

3.4 Subject to any adjustment pursuant to Clause 5 upon each of the Anniversary Dates Marquee Inc. shall issue to the Sellers such number of Deferred Consideration Shares as shall, at the Issue Price, have a value of pounds sterling 40,000 in aggregate and shall deliver to the Sellers definitive share certificates for such Consideration Shares. Provided that in the event of any increase in the value of the Deferred Consideration Shares to be issued on the first Anniversary Date pursuant to Clause 5.8 the additional Deferred Consideration Shares shall be issued to the Warrantors in equal proportions.

3.5 In the event of a Change of Control, any Consideration which remains outstanding pursuant to Clause 3.4, shall be due for payment within 14 days of the date of the Change of Control and shall be satisfied by the payment of cash to the Sellers in the percentages set out against their respective names in Part B of Schedule 1 subject always to the proviso in clause 3.4.

3.6 If Marquee Inc. consolidates, sub-divides or reorganises its share capital, declares any distribution or makes any issue by way of capitalisation or rights to holders of its Common Stock during or by reference to any period relevant for calculating the Issue Price the amount of Deferred Consideration Shares or the Issue Price will be adjusted as Marquee Inc's Stockbrokers for the time being (acting reasonably as experts and not as arbitrators) certify to be in their opinion fair and reasonable.

3.7 Without the written consent of Marquee Inc. none of the Sellers shall dispose of, charge or otherwise encumber any interest in any of the Consideration Shares or any other securities for the time being representing or derived from those shares (whether by way of consolidation, sub-division, capitalisation or rights issue or otherwise) during the period of one year from the date of allotment of the relevant Consideration Shares.

4      COMPLETION

4.1 Completion shall take place immediately following signature and exchange of this Agreement when:

       (a) the Sellers shall deliver or cause to be delivered to the Purchasers (as appropriate):

          (i) transfers of the Shares duly completed in favour of either Marquee Inc. or Marquee UK (as appropriate) or as it may direct;

          (ii) the share certificates representing the Shares (or an express indemnity in a form satisfactory to the Purchasers in the case of any found to be missing):

          (iii) all the Statutory and Minute Books of the Company and its Common Seal and the Certificates of Incorporation on Change of Names (if any);

          (iv)      the Tax Deed duly executed by each of the Warrantors;

          (v) a letter of resignation (expressed to be with effect from the end of the meeting) of the Board of the Company referred to in sub-clause (d) below, from Peter McGarvey resigning office as Director of the Company, executed as a deed in the agreed terms;

          (vi) the resignation of the auditors of the Company in accordance with section 394 of the Companies Act 1985, confirming that there are no circumstances connected with their resignation which should be brought to the notice of the members or creditors of the Company and that there are no fees due to them;

          (vii) the letter terminating the employment of Margaret Holmes as an employee of the Company;

          (viii) the Property Licence duly executed by Peter McGarvey and Mrs M. Holmes;

          (ix)      the Service Agreement, duly executed by Jon Holmes;

          (x)       the Consultancy Agreement, duly executed by Peter McGarvey;
                    and

          (xi)      the Disclosure Letter.


       (b) the Warrantors shall procure that all indebtedness due from any of the Warrantors or any person connected with them to the Company shall have been satisfied in full prior to the Effective Date;

       (c) all indebtedness due from the Company to any of the Warrantors (full particulars of which are contained in the Disclosure Letter but excluding remuneration accrued but not yet due for payment) shall have been satisfied in full without payment of interest prior to the Effective Date;

       (d) the Sellers shall cause a meeting of the Board of the Company to be held at which the Board shall:-

              (i) appoint such persons as the Purchasers may nominate as Directors and Secretary of the Company;

              (ii) accept the letters of resignation referred to in sub-clause (a)(v) and (a)(vi) above;

              (iii) vote in favour of the registration of the Purchasers and/or their nominees as members of the Company subject only to the production of duly stamped and completed transfers in favour of the Purchasers and/or their nominees in respect of the Shares;

              (iv)   appoint Ernst & Young as auditors:

       (e) the parties shall join in procuring that all existing bank mandates in force for the Company shall be altered (in such manner as the Purchasers shall at Completion require) so as (inter alia) to reflect the resignations and appointments referred to above.

       (f) the Purchasers shall not be obliged to complete this Agreement unless the Sellers comply fully with the requirements of paragraphs (a), (b), (d) and (e) of this Clause;

4.2 Upon completion of all the matters referred to in sub-clause 4.1 Marquee UK shall:

       (a) pay to the Sellers' Solicitors (whose receipt shall be a sufficient discharge therefor) the Cash Consideration by way of telegraphic transfer;

       (b) deliver to the Sellers' Solicitors a duly executed counterpart of the Tax Deed;

       (c) deliver to the Sellers' Solicitors a duly executed counterpart of the Disclosure Letter.

4.3 Upon Completion of all the matters referred to in sub-clause 4.1 Marquee Inc. shall:

       (a) allot the Initial Consideration Shares and issue the Loan Notes to the Sellers and deliver to the Sellers' Solicitors definitive share certificates in respect of the Initial Consideration Shares and certificates in the agreed terms in respect of the Loan Notes in the names of the Sellers; and

       (b)    deliver to the Sellers' Solicitors a duly executed counterpart of:

              (i)   the Tax Deed;

              (ii)  the Property Licence;

              (iii) the Service Agreement;

              (iv)  the Consultancy Agreement; and

              (v)   the Disclosure Letter;

       (c) the Sellers shall not be obliged to complete this Agreement unless the Purchasers have complied fully with their respective requirements of Clause 4.2 and paragraphs (a) and (b) of this Clause.

4.4 If in any respect either the Sellers or the Purchasers fail to comply with all the provisions of Clauses 4.1,4.2 and 4.3 on the date for Completion then the other of them may:

       (a) defer Completion to a date not more than 28 days after the date for Completion set by this Clause 4 (and so that the provisions of this sub-clause 4.4 shall apply to Completion as so deferred); or

       (b)    proceed to Completion as far as practicable; or

       (c) rescind this Agreement (without prejudice to its accrued rights and remedies).

4.5 Marquee Inc. shall procure as soon as reasonably practicable following Completion (and in any event within 7 days after Completion) the full and unconditional release of the Personal Guarantees and Marquee Inc. shall fully indemnify the Warrantors and Struan Marshall and Mrs M. Holmes against any liability, loss, cost or claim arising out of or in connection with the Personal Guarantees at any time after the Effective Date.

5      COMPLETION NET ASSET STATEMENT

5.1 The Sellers and the Purchasers shall as soon as practical and in any event within five days of the date of Completion instruct the Sellers' Accountants at the cost of Marquee Inc. to:

       (a) prepare the Completion Net Asset Statement using the accounting policies and methods used in the preparation of the Accounts together with an opinion by the Sellers' Accountants that the Completion Net Asset Statement presents on these accounting policies and methods a true and fair view of the Net Assets of the Company at the Effective Date;

       (b) submit the Completion Net Asset Statement in draft to the parties within 30 days from Completion.

5.2 The Purchasers and the Sellers shall use their best endeavours to procure that the Sellers' Accountants and the Purchasers' Accountants shall have access to all the books and records of the Company for the purposes of enabling them to prepare or check, as the case may be, the draft Completion Net Asset Statement.

5.3 Upon the completion of the preparation of the draft Completion Net Asset Statement by the Sellers' Accountants the draft Completion Net Asset Statement shall be presented to the Purchasers' Accountants for their approval. Marquee Inc. shall procure that the Purchasers' Accountants communicate their decision as to whether or not they approve the draft Completion Net Asset Statement to the Sellers and Marquee Inc. within 14 days of such presentation ("THE APPROVAL PERIOD") and shall, in the event of non approval, specify with reasonable particularity the reasons for non approval. In the event that the Purchasers' Accountants fail to communicate their decision to the Sellers and Marquee Inc. within the Approval Period they shall be deemed to have approved the draft Completion Net Asset Statement.

5.4 In the event that the Purchasers' Accountants do not approve the draft Completion Net Asset Statement within the Approval Period the Sellers and Marquee Inc. shall use their best endeavours to procure that the Sellers' Accountants and the Purchasers' Accountants meet together promptly and in any case within a period of 14 days of the end of the Approval Period to resolve any dispute that has arisen between them with regard to the draft Completion Net Asset Statement.

5.5 Any dispute with respect to the draft Completion Net Asset Statement which is not settled within 28 days of the end of the Approval Period shall (unless the Sellers and Marquee Inc. otherwise agree in writing) be referred for final determination to an Independent Accountant nominated jointly by the Sellers and Marquee Inc. (or failing such nomination within ten days of one party serving notice upon the other party to make such nomination) nominated at the request of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Independent Accountant shall be instructed to render his decision (which shall be communicated in writing to the Sellers and Marquee Inc. and shall be final and binding on the Sellers and Marquee Inc.) within 21 days of his appointment. The fees and costs of the Independent Accountant shall be borne and paid by the Sellers and Marquee Inc. in such proportions as the Independent Accountant shall consider appropriate. The parties shall provide to the Independent Accountant all such information assistance and documentation as he may reasonably require.

5.6 Upon the approval of the Completion Net Asset Statement under Clause 5.3 or 5.4 or the determination of any dispute under Clause 5.5 the Sellers and Marquee Inc. shall use their best endeavours to procure that the Sellers' Accountants and the Purchasers' Accountants immediately issue to the Sellers' Solicitors and the Purchasers' Solicitors respectively the Completion Net Asset Statement signed by the Sellers' Accountants and the Purchasers' Accountants respectively in the form so approved, resolved or decided which shall in the absence of manifest error be final and binding on the Sellers and the Purchasers.

5.7 In the event that the Completion Net Asset Statement shows that the value of the Net Assets is less than pounds sterling 0 then the Consideration shall be deemed to be reduced by an amount equal to the shortfall and the amount of such reduction will be deducted from the first instalment and (as necessary) each succeeding instalment of the Consideration payable under Clause 3.4 until the full amount of the reduction has been satisfied; and

5.8 In the event that the Completion Net Asset Statement shows that the value of the Net Assets is greater than pounds sterling 0 then the Consideration shall be deemed to be increased by an amount equal to the surplus and the amount of such increase shall be added to the first instalment of the Consideration payable under Clause 3.4.

6      REPRESENTATIONS AND WARRANTIES

6.1 The Warrantors hereby jointly and severally represent, warrant and undertake to the Purchasers and each of them that:

       (a) except as accurately and fairly disclosed to the Purchasers in the Disclosure Letter, each of the statements set out in Schedule 4 is true and accurate as at the Effective Date; and

       (b) all information contained in the Disclosure Letter is true and accurate as at the Effective Date and fairly presented and nothing of which the Warrantors were aware as at the Effective Date has been omitted from the Disclosure Letter which renders any of that information misleading as at the Effective Date.

6.2 Each of the Warranties set out in the several paragraphs of Schedule 4 is separate and independent and except as expressly provided to the contrary in this Agreement is not limited:

       (a)    by reference to any other paragraphs of Schedule 4; or

       (b)    by anything in this Agreement or the Tax Deed;

              and (save as provided in Clause 6.22 below) none of the Warranties shall be treated as qualified by any actual or constructive knowledge on the part of the Purchaser or any of its agents.

6.3 Each of the Warrantors agree with the Purchasers (as trustee for the Company and its employees) to waive any rights or claims which he may have against the Company and its employees in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given to the Warrantors by any of the Company or its employees in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

6.4 Without restricting the rights of the Purchasers or the ability of the Purchasers to claim damages on any basis available to them in the event of any breach of any of the Warranties, the Warrantors undertake with the Purchasers that the Warrantors will, pay to the Purchasers within 7 days of the earlier of agreement between the Warrantors and the Purchasers and, in default of such agreement, final determination by order of a court of competent jurisdiction a sum by way of damages as so agreed or fully determined as being the amount necessary to put the Purchasers into the position which would have existed if the Warranties had been true and accurate and had not been misleading or breached (as the case may be) together with all costs and expenses reasonably and properly incurred by the Purchasers as a result of such breach.

6.5 In the event that the Purchasers obtain judgment (without leave to appeal being granted) against the Warrantors or reaches agreement with the Warrantors in respect of any claim for breach of the Warranties pursuant to the Tax Deed or otherwise pursuant to this Agreement (other than a claim arising under sub-clauses 2.1(c) (d) and (e) of the Tax Deed) then any amount which shall have been agreed or finally adjudged or determined to be owing by the Warrantors to the Purchasers shall, where and to the full extent possible, be satisfied by the cancellation of any outstanding Loan Notes or any Untradeable Shares held by the Warrantors or by way of deduction from any instalment (each an "OUTSTANDING INSTALMENT") of the Consideration due to the Warrantors which remains to be satisfied pursuant to Clause 3.4 and in the following order of priority:

       (a) firstly by way of cancellation of any outstanding Loan Notes held by the Warrantors (and pro rata as between the Warrantors) and by deduction from the value of any Outstanding Instalment due to the Warrantors, taking the Loan Notes and Outstanding Instalments in reverse order of maturity, and in the case of any Loan Notes and Outstanding Instalments which fall due for redemption or satisfaction on the same date the deduction from the value of the relevant Outstanding Instalment shall take place in priority to the cancellation of the relevant Loan Notes;

       (b) thereafter by the Warrantors offering and the Purchaser accepting the cancellation of any issued Deferred Consideration Shares held by the Warrantors which remain subject to the restrictions contained in Clause 3.7 (and pro rata as between the Warrantors); and

       (c) thereafter by the Warrantors offering and the Purchasers accepting the cancellation of any Initial Consideration Shares held by the Warrantors which remain subject to the restrictions contained in Clause 3.7 (and pro rata as between the Warrantors)

       and for the purposes of paragraphs (b) and (c) of this Clause the value attributable to the relevant Untradeable Shares for the purposes of such cancellation shall be their Issue Price.

6.6 The Purchasers shall be entitled to take action in respect of any breach or non-fulfilment of any of the representations, warranties, undertakings, covenants or agreements on the part of the Warrantors or any of them contained in or made pursuant to this Agreement both before and after Completion and (save as provided in Clause 6.22 below) such action may be taken after Completion in respect of any breach or non-fulfilment discoverable by the Purchasers on or before Completion and Completion shall not constitute a waiver of any of the Purchasers' rights.

6.7 The Warrantors shall have no liability for a claim for breach of the Warranties where the amount of such claim is less than pounds sterling 5,000 and the liability of the Warrantors in respect of the Warranties:

       (a)    shall not (when aggregated with any liability under the Tax Deed)
              (i) arise unless the amount of all claims (ignoring for this purposes any individual claims of less than pounds sterling 5,000 each) made in respect of the Warranties and/or the Tax Deed (or which would have been made but for the operation of this paragraph or the corresponding provision in the Tax Deed) exceeds pounds sterling 50,000 or (ii) exceed the sum of pounds sterling 3,000,000 as adjusted pursuant to Clause 5; and

       (b) shall terminate (but without prejudice to the rights and obligations of the parties under the Tax Deed);

              (i) on the seventh anniversary of the Effective Date in respect of those matters set out in Part D (Taxation) of
                     Schedule 4; and

              (ii) on 30 April 2000 in respect of all other matters contained in Schedule 4;

              provided that the limitations contained in this Clause 6.7 shall not apply to any claim which (or the delay in discovery of which) is a consequence of fraud, dishonesty or wilful concealment on the part of the Warrantors, their agents or advisors.

6.8 Any payment made (or suffered by cancellation or deduction pursuant to Clause 6.5) by the Warrantors for any breach of the Warranties or a liability under the Tax Deed shall be deemed to be a reduction in the Consideration.

6.9 The Warranties are given subject to any matters accurately and fairly disclosed in the Disclosure Letter and to the contents of the documents contained in the indexed bundle annexed thereto and any other specific information relating to the Company of which either of the Purchasers has actual (but not imputed or implied) knowledge at the date hereof.

6.10 No liability shall arise on the part of the Warrantors in respect of any breach of the Warranties:

       (a) which arises as a result of any liability to Tax arising or being increased as a result of any change in the basis or method of calculation of Tax after the Effective Date with retrospective effect;

       (b) which arises as a result of any retrospective increase in rates of Tax introduced after the Effective Date;

       (c) which arises as a result of any legislation or other governmental regulation not in force at the Effective Date; whether or not having retroactive or retrospective effect;

       (d) which arises as a result of any voluntary act, omission or transaction of either of the Purchasers or the Company after Completion which is outside the ordinary course of business of the Company;

       (e) which arises as a result of any act, transaction, or omission carried out by the Warrantors at either of the Purchasers' request and direction unless necessary to comply with any applicable law or statutory regulation enacted prior to the Effective Date;

       (f) which would not have arisen but for any winding up or cessation after Completion of any business or trade carried on by the Company except to the extent that such winding up or cessation is caused by the subject matter of one or more claims under the Warranties and/or under the Tax Deed;

       (g) which arises as a result of any act, omission, transaction or arrangement of the Company after the Effective Date (whether or not in the ordinary course of business of the Company) pursuant to a legally binding obligation incurred on or before the Effective Date details of which have been accurately and fairly disclosed in the Disclosure Letter:

       (h) where and to the extent that specific provision or reserve (including provision for deferred tax) is made for the matter giving rise to the liability in the Accounts or in the calculation of Net Assets for the purposes of the Completion Net Asset Statement;

       (i) arising solely from a change after Completion of the Company's accounting policy or practice or a change of the accounting reference date of the Company.

6.11 To the extent that any breach of the Warranties is capable of remedy the Purchasers shall first afford the Warrantors 28 days to remedy the breach complained of and for such purposes the Purchasers at the Warrantors' cost shall make available to the Warrantors all assistance and all papers documents and information in its possession, custody and control which the Warrantors may reasonably require.

6.12 In the event that the Company or either of the Purchasers shall become aware of any matter which is likely to constitute a breach of Warranty the Purchasers shall as soon as reasonably practicable notify in writing the Warrantors giving reasonable details of such matter and if so requested by the Warrantors and at the Warrantors' cost shall provide copies of available relevant documentation and thereafter shall keep the Warrantors informed of developments and communications relating thereto. In any event notice of any claim under the Warranties must be served by the Purchasers on the Warrantors in writing specifying in reasonable detail the nature of the claim and the breach that results (having regard to the information then available to the Purchasers) and where reasonably practicable the amount claimed before the date specified in Clause 6.7(b) and any claim shall (if not previously satisfied or withdrawn) be deemed to have been waived or withdrawn at the expiration of nine months after the date upon which written notice thereof is given to the Warrantors (or such longer period as the Warrantors may permit) unless legal proceedings shall already have been issued against and served on the Warrantors.

6.13 Subject to the Warrantors indemnifying and securing the Purchaser and the Company to their reasonable satisfaction against any liabilities, costs or expenses which may be incurred in taking such action the Purchasers shall take or procure that the Company takes such action as the Warrantors may reasonably request to dispute, compromise or defend any claim or demand giving rise to the claim for breach of Warranty or to mitigate any resulting loss.

6.14 Where the Company or the Purchasers or any of them is entitled (whether by reason of insurance or otherwise) to recover from a third party any sum in respect of the damage or liability the subject of a claim under the Warranties the Purchasers shall if so required by the Warrantors (subject to the Warrantors indemnifying and securing the Purchaser and the Company to their reasonable satisfaction against any liabilities, costs or expenses which may be incurred in taking such action) procure that the Company takes action as the Warrantors may reasonably require to enforce such recovery and any claim against the Warrantors shall be limited (in addition to the other limitations on the liability of the Warrantors referred to in this Clause 6) to the amount by which the amount of the Purchasers' claim as a result of such breach shall exceed the amount so recovered (less any reasonable costs, charges and expenses properly incurred by the Purchasers or the Company in connection therewith).

6.15 Where in relation to any matter which has been the subject of any claim for breach of the Warranties the Purchasers or the Company shall recover any sum (whether by payment, discount, credit or otherwise) referable to that matter the Purchasers shall forthwith repay to the Warrantors any sums paid by the Warrantors in respect of such claim (or an appropriate part thereof) not exceeding the sum recovered.

6.16 If and to the extent that the Warrantors make a payment to a Purchaser in respect of any breach of the Warranties relating to any liabilities in respect of which a Purchaser or the Company have a right to reimbursement (in whole or in part) against any third party the Purchasers shall upon the request of the Warrantors assign or procure to be assigned to them for no consideration but at the cost of the Warrantors the benefit of the right of reimbursement.

6.17 In the event of the Warrantors being liable to either of the Purchasers under the Warranties in respect of an obligation of the Company to pay Tax and in certain circumstances the payment of Tax will be repaid to the Company or some other liability to Tax reduced directly in consequence (in whole or in part) of the payment of Tax by the Company the liability of the Warrantors shall be reduced and any amount paid to either of the Purchasers by the Warrantors in respect of the liability to Tax shall be refunded when and to the extent that the Company actually receives such repayment or reduction in liability and the Purchasers shall procure that the Company makes all reasonable claims to obtain the repayment or reduction when it becomes aware that it is entitled to do so.

6.18 Any breach of the Warranties shall give rise only to an action in damages by the Purchasers.

6.19 The provisions of Clause 2.2 of the Tax Deed shall additionally apply in relation to any claim which could be made under the taxation warranties as it applies to a claim under the Tax Deed.

6.20 Nothing herein shall in any way diminish the Purchasers' common law duty to mitigate their loss.

6.21 The Purchasers undertake to retain or procure the retention by the Company of all such books, records, accounts, correspondence and other papers of the Company as are material in the context of the liability of the Warrantors under the Warranties or the Tax Deed during the subsistence of the liability of the Warrantors under the Warranties or (as the case may be) the Tax Deed.

6.22 The Purchasers jointly and severally warrant and undertake to and for the benefit of the Warrantors that (having made due enquiry of its advisors) they are not aware of any fact, circumstance or information as at the Effective Date upon the basis of which either of them has or may have a claim against the Warrantors and/or Sellers under this Agreement or any of the other documents referred to herein other than under sub-clauses 2.1(c), (d) and (e) of the Tax Deed (whether for breach of the Warranties or under the Tax Deed or on any other account whatsoever). The Purchasers acknowledge that the Warrantors are entering into this Agreement on the basis that the foregoing warranty is true and accurate in all respects and, without restricting the rights of the Warrantors, the Purchasers hereby agree that in the event of such warranty being found to have been broken, misleading or untrue by reason of either of the Purchasers being at the time of the Effective Date aware of any such fact, circumstance or information then the Purchasers shall have no right to make any claim against the Warrantors and/or the Sellers under this Agreement or any of the other documents referred to herein in respect of such fact, circumstance or information.

7      CONFIDENTIALITY

7.1 Each of the Sellers hereby undertakes to each of the Purchasers (for themselves and each as trustee for the Company) that he will:

       (a) not at any time after the date of this Agreement (save as required by law or regulatory authority) divulge or communicate to any person other than to officers or employees of the Company whose province it is to know the same or on the instructions of the Board of Directors of the Company any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings transactions or affairs of the Company which may have come to his knowledge prior to Completion; and

       (b) use his reasonable endeavours to prevent publication or disclosure of any confidential information concerning such matters;

              provided that such undertakings shall cease to have effect in relation to any confidential information which comes into the public domain otherwise than through the fault of any of the Sellers.

8      PROTECTIVE COVENANTS

8.1 Each Warrantor covenants with each of the Purchasers (for themselves and each as trustee for the Company) that he will not, in the case of J.R.Holmes for a period of 5 years from the Effective Date or in the case of P.McGarvey for a period of 2 years from the Effective Date:

       (a) be concerned in any business carrying on business within the United Kingdom of Great Britain and Northern Ireland (and the Channel Islands and the Isle of Man) or within the Republic of Ireland which is competitive or likely to be competitive with any of the businesses carried on by the Company at Completion; or

       (b) except on behalf of the Company canvass or solicit orders for services similar to those being provided by the Company at Completion from any person who is at Completion or has been at any time within the year prior to Completion a customer of the Company; or

       (c) induce or attempt to induce any supplier of the Company to cease to supply, or to restrict or vary the terms of supply, to the Company; or

       (d) induce or attempt to induce any employee of the Company to leave the employment of the Company; or

       (e) use or (in so far as it lies within his control) allow to be used (except by the Company) any trade name used by the Company at Completion or any other name intended or likely to be confused with such a trade name.

8.2    For the purposes of this Clause:

       (a) a Warrantor is concerned in a business if he carries it on as principal or agent or if:

              (i) he is a partner, director, employee, seconde, consultant or agent in, of or to any person who carries on the business; or

              (ii) he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business disregarding any financial interest of a person in securities which are listed on the American Stock Exchange or the London Stock Exchange or traded on the Alternative Investment Market, if that person, the remaining Sellers and any person connected with him or them are interested in securities which amount to less than three per cent of the issued securities of that class and which, in all circumstances, carry less than three per cent of the voting rights (if any) attaching to the issued securities of that class.

8.3 Each of the restrictions in each paragraph or sub-clause above shall be enforceable by the Purchaser independently of each of the others and its validity shall not be affected if any of the others is invalid; if any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid without in any way extending the scope of the restrictions.

8.4 The Warrantors acknowledge that the above provisions of this Clause are no more extensive than is reasonable to protect the Purchasers as the purchasers of the Shares.

8.5 If any provision of this Agreement or of any other agreement or arrangement of which it forms part is subject to registration under the Restrictive Trade Practices Act 1976, it shall not take effect until the day after particulars of the agreement or arrangement have been given to the Director General of Fair Trading under section 24 of that Act.

9      ANNOUNCEMENTS

Neither the Sellers nor the Purchasers shall make or permit any person connected with any of them to make any announcement concerning the sale and purchase of the Shares or any ancillary matter before, on or after Completion except as required by law or other applicable regulation or with the written approval of the other, such approval not to be unreasonably withheld or delayed.

10     Notices and receipts

10.1 Any notice or other document to be served under this Agreement may be delivered or sent by first class registered post (or airmail if to a destination outside the country where it is despatched) or facsimile process to the party to be served at his address appearing in this Agreement or at such other address as he may have notified to the other parties in accordance with this Clause.

10.2   Any notice or document shall be deemed to have been served:

       (a)    if delivered, at the time of delivery; or

       (b) if posted, at 10.00 am on the second or (if sent to a destination outside the country where it is despatched) seventh business day in the country of the recipient after it was put into the post; or

       (c) if sent by facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 pm on any business day in the country of the recipient, and in any other case at 10.00 am on the business day in the country of the recipient following the date of despatch.

10.3 In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid registered post or airmail letter or that the facsimile message was properly addressed and despatched as the case may be.

10.4 The receipt of the Sellers' Solicitors for any sum or document to be paid or delivered to a Seller will discharge the Purchasers' obligation to pay or deliver it to that Seller.

10.5 The Purchasers agree that service or delivery of any documents on either of them (including service of any proceedings) may be effected by service upon the Purchasers' Solicitors in accordance with this Clause 10.

11     RESOLUTIONS AND WAIVERS

11.1 In relation to the Company the Sellers shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the Companies Act 1985, its Articles of Association or any agreement or obligations affecting it to give effect to this Agreement.

11.2 For so long after Completion as it remains the registered holder of any of the Shares each of the Sellers will hold them and any distributions, property and rights hereafter deriving from them in trust for Marquee Inc. or Marquee UK (as appropriate) and will deal with the Shares and any distributions, property and rights hereafter deriving from them as Marquee Inc. or Marquee UK (as appropriate) directs and will on request by Marquee Inc. or Marquee UK (as appropriate) execute an instrument of proxy or other document which enables Marquee Inc. or Marquee UK (as appropriate) or its representative to attend and vote at any meeting of the Company.

12     GENERAL

12.1 Each of the obligations, warranties and undertakings set out in this Agreement which is not fully performed at Completion will continue in force after Completion.

12.2 None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all the parties.

12.3 Where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by the Sellers, they shall be jointly and severally responsible in respect of it unless otherwise stated.

12.4 The Purchasers may release or compromise in whole or in part the liability of any of the Sellers under this Agreement or grant any time or other indulgence without affecting the liability of any other of the Sellers.

12.5   Time is of the essence in relation to this Agreement.

12.6 Each party shall pay the costs and expenses incurred by him or it in connection with the entering into and completion of this Agreement.

12.7 This Agreement may be executed in any number of counterparts, all of which, taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

13     WHOLE AGREEMENT

13.1 This Agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements, arrangements and understandings between the parties relating to these transactions.

13.2 The parties acknowledge that in agreeing to enter into this Agreement he or it has not relied on any representation, warranty or other assurance except those set out in this Agreement and waives all rights and remedies, which, but for this Clause might be available to it in respect of such representation, warranty or other assurance provided that nothing in this Clause shall limit or exclude any liability for fraudulent misrepresentation.

14     GOVERNING LAW

       This Agreement is governed by and shall be construed in accordance with English law. Each of the parties submits to the exclusive jurisdiction of the English courts for all purposes relating to this Agreement.

15     PURCHASERS' WARRANTIES AND COVENANT

15.1 Marquee Inc. covenants that it shall use its reasonable endeavours to file the reports required to be filed by it under the US Securities Exchange Act 1934, as amended (the "EXCHANGE ACT") and the rules and regulations of the US Securities and Exchange Commission (the "COMMISSION") thereunder, and it shall, if feasible, take such further action as any holder of Consideration Shares may reasonably request, all to the extent required from time to time to enable such holder to sell Consideration Shares without registration under the US Securities Act of 1933 (the "SECURITIES ACT") within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time or (b) any similar rules or regulations hereafter adopted by the Commission. Upon the written request of any holder of Consideration Shares, the Purchaser shall deliver to such holder a written statement as to whether it has complied with such requirements.

15.2 Provided that a period of at least 2 years has elapsed since the later of the date any Consideration Shares were acquired from Marquee Inc. or an affiliate of Marquee Inc. (within the meaning of Rule 144 under the Securities Act), Marquee Inc. shall, upon the request of any holder thereof who is not an affiliate of Marquee Inc. and has not been an affiliate of Marquee Inc. during the preceding 3 months, use its reasonable efforts (subject to applicable law) to arrange for the exchange of the certificates representing such Consideration Shares for new certificates omitting any legend relating to restrictions on the transfer of such Consideration Shares.

15.3 The Purchasers hereby jointly and severally warrant and represent to the Sellers that:

       (a) neither the execution of this Agreement by the Purchasers or the Loan Notes by Marquee Inc. nor the completion of the transaction as contemplated by this Agreement will violate, conflict with or result in the breach of any term, limitation in or provisions of, or constitute a default (or an event that, with the giving of notice or the lapse of time or both, would constitute a default) under the terms, provisions or conditions of the constitutional documents of the Purchasers or any agreement to which either of the Purchasers are a party or by which the Purchasers are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchasers;

       (b) no consent or approval by, notice to or registration with any governmental or other authority is required on the part of either of the Purchasers in connection with the execution of this Agreement or the Loan Notes or the completion of the transaction as contemplated in it;

       (c) the Consideration Shares, when issued pursuant to this Agreement, shall be duly authorised, validly issued, fully paid and nonassessable and the certificates representing the Consideration Shares and the Loan Notes, when delivered pursuant to this Agreement, shall be in due and proper form and shall be duly and validly executed by the officers of Marquee Inc. named thereon;

       (d) the execution, delivery and performance by the Purchasers of the Agreement and the Loan Notes, and all other documents contemplated hereby and thereby, the fulfilment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation by the Purchasers of the transactions contemplated hereby and thereby, have been duly authorised by the Board of Directors of the Purchasers (as appropriate, which authorisation has not been modified or rescinded and is in full force and effect) and no other corporate action is necessary for either of the Purchasers to enter into this Agreement and the Loan Notes, and all other documents contemplated hereby and thereby, and to consummate the transactions contemplated hereby and thereby;

       (e) where appropriate, this Agreement and the Loan Notes constitute valid and binding obligations of the Purchasers, enforceable against such of the Purchasers (as appropriate) in accordance with their respective terms;


IN WITNESS of which this Agreement has been executed by the parties or their duly authorised representatives on the date which appears first on page 1.

SIGNED by Jonathan Roy Holmes         )
in the presence of:             )

Witness Signature:

Witness Address:

Witness Occupation:




SIGNED by Peter McGarvey              )
in the presence of:             )

Witness Signature:

Witness Address:

Witness Occupation:




SIGNED by Gary Lineker          )
acting by his duly appointed    )
attorney
in the presence of:

Witness Signature:

Witness Address:

Witness Occupation:




SIGNED by David Gower           )
acting by his duly appointed    )
attorney
in the presence of:

Witness Signature:

Witness Address:

Witness Occupation:

SIGNED by Will Carling          )
acting by his duly appointed    )
attorney
in the presence of:

Witness Signature:

Witness Address:

Witness Occupation:




SIGNED by Diana Van Bunnens     )
acting by her duly appointed    )
attorney
in the presence of:

Witness Signature:

Witness Address:

Witness Occupation:




SIGNED by Struan Marshall             )
acting by his duly appointed    )
attorney
in the presence of:

Witness Signature:

Witness Address:

Witness Occupation:

SIGNED by Vivien Fountain             )
acting by her duly appointed    )
attorney
in the presence of:

Witness Signature:

Witness Address:

Witness Occupation:






SIGNED by John Bromley          )
acting by his duly appointed    )
attorney
in the presence of:

Witness Signature:

Witness Address:

Witness Occupation:




SIGNED by Sally McGarvey              )
acting by her duly appointed    )
attorney
in the presence of:

Witness Signature:

Witness Address:

Witness Occupation:

SIGNED by Jonathan Holmes       )
as trustee of the Jon Holmes    )
Discretionary Settlement 1998
in the presence of:

Witness Signature:

Witness Address:

Witness Occupation:





SIGNED by Margaret Holmes       )
as trustee of the Jon Holmes    )
Discretionary Settlement 1998
acting by her duly appointed attorney
Jon Holmes in the presence of:

Witness Signature:

Witness Address:

Witness Occupation:





SIGNED by Jan Chason                  )
the duly authorised representative of )
Marquee Group (UK) Limited
in the presence of:

Witness Signature:

Witness Address:

Witness Occupation:

SIGNED by Jan Chason                  )
the duly authorised representative of )
The Marquee Group Inc.
in the presence of:

Witness Signature:

Witness Address:

Witness Occupation: